FINDER'S FEE AGREEMENT

AGREEMENT dated for reference the 21st day of July, 2005.

BY AND BETWEEN:

SE GLOBAL EQUITIES CORP., (to be renamed "Sun New Media Inc"), incorporated under the laws of Minnesota and having its office at PO Box 297, 1142 S. Diamond Bar Blvd., Diamond Bar, CA 91765

("SE Global")

AND:

SUN MEDIA INVESTMENT HOLDINGS LTD. incorporated under the laws of The British Virgin Islands, having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

("Sun Media")

AND:

MR. YU HIYANG,  having an address at ___________.

AND:

BECKFORD FINANCE SA. Incorporated under the laws of Republic of Panama, having its office at 20 Rue Senebier, CH-1211, Geneva 12, Switzerland.

(Mr. Hiyang and Beckford Finance SA. collectively refer to as the "Finder")

(SE Global, Capital Alliance, Sun Media and Finder being singularly also referred to as a "Party" and collectively referred to as the "Parties" as the context so requires in this Agreement).

WHEREAS:

A. SE Global is a company duly incorporated under the laws of the State of Minnesota, and is a "reporting issuer" for the purposes of the Securities Act of 1934 with the Securities and Exchange Commission and trades on the OTC Bulletin Board;

B. SE Global has agreed to acquire all of the shares of Sun New Media Group Limited a company wholly owned by Sun Media.

C. Beckford Finance SA is a resident of British Virgin Islands and Switzerland, and Mr. Hiyang is a resident of the People's Republic of China and therefore neither is a "US Person" as that term is defined in Regulation S of the US Securities Act of 1933.

D. In consideration for the assistance of the Finder in introducing Sun Media and related parties to SE Global which may result in these Parties entering into and working towards finalizing as asset acquisition agreement, the Parties agree to pay a finder's fee to the Finder on closing such a share purchase agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisions contained in this Agreement, the parties agree as follows:

1. Acknowledgment of Contribution. Without the Finder's assistance SE Global, Sun Media and related parties would not have met or be working towards entering into, finalizing and closing an acquisition agreement with one another (the "Share Purchase Agreement").

2. Limited Engagement. This Agreement relates solely to the Finder's services rendered in providing the Sun Media and SE Global with the introduction to one another. The Finder is not required to perform any additional services to be entitled to the above compensation. Specifically, the Finder will not engage in any negotiations whatsoever on behalf of the parties. Nor will the Finder provide the Buyers or any individual or entity with information which may be used as a basis for such negotiations. The Finder will have no responsibility for, nor will the Finder make recommendations, concerning the terms, conditions or provisions of any agreement between parties, or the manner or means of consummating the transaction.

3. Commission or Finder's Fee. SE Global and Sun Media agree to cause SE Global to issue the Finder compensation or a finder's fee of 3.333 million shares of common stock of SE Global to Mr. Yu Hiyang and 1.667 million shares to Beckford Finace SA (together the "Shares") for this introductory service if and when the Share Purchase Agreement closes. The Finder's Fee will be due and payable immediately on the day of closing the Share Purchase Agreement. The Finder in his (its) discretion will direct how he (it) would like the shares issued as the Finder's Fee registered.

4. Non-Circumvent & Future Issuance. SE Global and Sun Media agree to cause SE Global to issue, within two years from the closing date of the Share Purchase Agreement, additional Finder' fee shares to New Eager Investments Ltd and Beckford Finance SA to be distributed on a 50/50 basis, equaling to 10% of all future issuance of new shares including but not limited to share exchange transactions, asset and/or share acquisitions between SE Global and Sun Media or Sun Media subsidiaries. SE Global and Sun Media agree not to circumvent the Finders for other business transactions within two years from the closing date of the Share Purchase Agreement.

5. Shares Will Not Be Registered. The Finder acknowledges that the Shares will not be registered under the Securities Act of 1933 or any other applicable securities laws, will be issued in transactions not requiring registration under the Securities Act of 1933 (Regulation S) and, unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act of 1933 or any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto.

6. Legends. The Finder acknowledges and accepts that the securities certificates evidencing the Shares will bear a restrictive legend substantially in the form below:

" THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISTRIBUTED DIRECTLY OR INDIRECTLY, IN THE UNITED STATES, ITS TERRITORIES, POSSESSIONS, OR AREAS SUBJECT TO ITS JURISDICTION, OR TO OR FOR THE ACCOUNT OR BENEFIT OF A "U.S. PERSON" AS THAT TERM IS DEFINED IN RULE 902 OR REGULATION S OF THE ACT, AT ANY TIME PRIOR TO ONE (1) YEAR AFTER THE ISSUANCE OF THIS CERTIFICATE, EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SUCH ACT, OR (ii) IN COMPLIANCE WITH AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT. ANY SALES, TRANSFERS OR DISTRIBUTIONS OF THE SECURITIES MUST BE MADE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE ACT." and

Any legend required by applicable state or other securities laws.

7. Representation. SE Global and Sun Media acknowledge they it understands the Finder is not a licensed securities broker or dealer, or investment advisor, and that this Agreement is not intended for the purpose of buying, selling, or trading securities, or offering counsel or advice with respect to any of such activities.

8. Other Documents. The Finder understands that SE Global will rely on Regulation S to issue the Shares. The Finder agrees to provide SE Global with all further documentation including a subscription agreement that may be required in order to properly rely on Regulation S.

9. General. This Agreement may be changed only be the written consent of all parties. This Agreement may not be assigned by either party without the written consent of the others. This Agreement is the entire Agreement between the parties. There are not understandings, representations, or warranties between the parties concerning this Agreement except as set out in this Agreement. The judgment by any court of law that a particular section of this agreement is illegal will not affect the validity of the remaining provisions. The laws of the Province of British Columbia govern the validity of this Agreement.

The signatures below bind the parties to the terms and conditions of this Agreement. The parties both understand, agree, and accept the above terms and conditions of this agreement.

SE GLOBAL EQUITIES CORP.	) )	SUN MEDIA INVESTMENT HOLDINGS LTD.	) )
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/s/ Toby Chu	)	/s/ John Li	)
__________________________________________	)	__________________________________________	)
Toby Chu, Chairman, C.E.O. & Director	)	John Li, President & Director	)
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Mr. Yu Hiyang	) )	Beckford Finance SA	) )
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/s/ Yu Hiynag	)	/s/ Carmen Rodriguez	)
__________________________________________	)	__________________________________________	)
Mr. Yu Hiyang	)	Name: Carmen Rodriguez	)
	)	President & Director	)